EXHIBIT 99.1

NEWS RELEASE DATED FEBRUARY 10, 2009

NEWS RELEASE

NetSol announces financial results for the Half Year ended December 31, 2008

LAHORE: February 10, 2009 - NetSol Technologies, Ltd. (“NetSol PK”), a majority owned subsidiary of NetSol Technologies Inc (NasdaqCM: NTWK) (DIFX: NTWK), a worldwide provider of global business services and enterprise application solutions, today announced financial results for the half year ended December 31, 2008.

First Half Year of Fiscal Year 2009 Financial Highlights

•	Revenues marginally increased by 1.2% over the first half of FY 2007-08
•	Gross profit reduced by 14% to 50% of revenues over first half of FY 2007-08 which was 64%
•	Net income marginally increased by 2.7% over the first half of FY 2007-08

NetSol PK posted revenues of Rs 574.02 million which represents a nominal increase of 1.2% as compared to Rs. 567.46 million reported in the same period last year. Gross profit in the first half of FY 2008-09 declined to Rs 285.26 million as compared to Rs. 365.55 million reported in the first half of fiscal year 2007-08. The company’s net profit margin improved slightly approaching 54% compared to 53% achieved in the same period of FY 2007-08.  Diluted earnings per share trended upward to 4.29 Rupees per share compared to 4.17 Rupees per share reported in the corresponding half year of FY 2007-08.

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NetSol Technologies Limited. NetSol Avenue, Main Ghazi Road, Lahore Cantt.
+9242-111-44-88-00